Exhibit 3.43

REPORT FOR REINSTATEMENT

OF A SUSPENDED LIMITED LIABILITY COMPANY

Form 495 Revised October 1, 2002

Filing fee: $150.00

Deliver to: Colorado Secretary of State

Business Division, 1560 Broadway, Suite 200

Denver, CO 80202-5169

This document must be typed or machine printed

Copies of filed documents may be obtained at www.sos.state.co.us

Pursuant to § 7-80-305 and part 3 of article 90 of title 7, Colorado Revised Statutes (C.R.S.), this report for reinstatement is delivered to the Colorado Secretary of State for filing.

1.              The name of the limited liability company at the time of suspension: Naturesmart, LLC

2.              This entity was formed under the jurisdiction of Colorado.

3.              The effective date of administrative suspension: 5-1-03

4.              The name of the registered agent: Corporation Service Company

The street address of the registered agent: 1560 Broadway, Denver, CO 80202

If mail is undeliverable at this address, include PO Box address

5.              The address of the entity’s principal office: 10701 Melody Drive, North Glenn, CO 80241

6.              The (a) name or names, and (b) mailing address or addresses, of any one or more of the individuals who cause this document to be delivered for filing, and to whom the Secretary of State may deliver notice if filing of this document is refused are: Harvey Kamil, NBTY, Inc., 90 Orville Drive, Bohemia, NY 11716

Causing a document to be delivered to the secretary of state for filing shall constitute the affirmation or acknowledgement of each individual causing such delivery, under penalties of perjury, that the document is the individual’s act and deed or the act and deed of the entity on whose behalf the individual is causing the document to be delivered for filing and that the facts stated in the document are true.